EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT: MEDIA CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. ANNOUNCES QUARTERLY DIVIDENDS AND PROVIDES FIRST QUARTER 2006 OPERATING STATISTICS

ATLANTA, April 19, 2006 -- HomeBanc Corp. (NYSE: HMB) ("HomeBanc" or the "Company"), a real estate investment trust ("REIT"), announced today that its board of directors has declared a quarterly cash dividend of $0.26 per share on the Company's common stock. The dividend will be paid on May 12, 2006 to shareholders of record on May 1, 2006. Today's dividend announcement is not expected to be a return of capital for tax purposes.

The board of directors expects quarterly dividends to be $0.26 per share of common stock for the second, third and fourth quarters of 2006. The board of directors will consider a special dividend distribution of any estimated REIT taxable earnings for the year ended December 31, 2006 in excess of the quarterly base dividends of $0.26 per share to the extent required to maintain the Company's status as a REIT.

Patrick S. Flood, HomeBanc Chairman and CEO, said, "The action taken today by our board is in support of our Phase II operating plan, which is to improve GAAP earnings by slowing the growth rate of our investment portfolio and dividends paid from the 2005 levels. Our $0.26 per share per quarter target for 2006 also indicates our continued confidence regarding the ability to manage consistent portfolio returns."

HomeBanc also announced the regular quarterly dividend on its 10% Series A Cumulative Redeemable Preferred Stock of $0.625 per share for the quarter ending June 30, 2006. The dividend is payable on June 30, 2006 to Series A preferred shareholders of record as of June 15, 2006.

Additionally, the Company is providing the following operating statistics for the periods indicated:
			%		%
($s in billions)	Q1 2006	Q4 2005	Change	Q1 2005	Change
Total Loan Originations	$1.2	$1.5	-20%	$1.4	-14%
Loan Applications	$1.6	$1.5	7%	$1.9	-16%
REIT Investment Portfolio	$5.9	$5.6	5%	$3.7	59%

The Company will be releasing first quarter 2006 earnings on May 8, 2006 and hosting a conference call on May 9, 2006. The conference call will be held at 10:30 a.m., Eastern time. The conference call dial-in number is 800-949-8987 in the United States and Canada and 706-634-0965 from international locations. The conference ID number is 7937001. You may also listen to the call on www.earnings.com and on the HomeBanc Corp. website at www.homebanc.com. PowerPoint slides to accompany the conference call will be available on the Company's website under Investor Relations -- Financial/Statistical Information and also on the Company's website under Investor Relations -- Webcast Live link. The Internet broadcast will be archived on both websites until May 23, 2006. A digital recording of the conference call will be available for replay two hours after the call's completion and will be available through May 16, 2006. To access this recording, dial 800-642-1687 and conference ID 7937001.

The Company offers its shareholders the opportunity to participate in the HomeBanc Corp. Dividend Reinvestment and Stock Purchase Plan. To obtain information about the plan, including account opening materials, please contact Computershare Trust Company at 800-697-8199.

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp. has made an election to be taxed as a REIT for federal income tax purposes. For more information about HomeBanc Corp., HomeBanc Mortgage Corporation or the Company's mortgage products, contact HomeBanc at www.homebanc.com.

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the Company's expectations for 2006 dividends, earnings stability and its ability to effectively manage portfolio and statements regarding distribution of a special dividend in the fourth quarter of 2006. Such forward-looking statements are based on information presently available to the Company's management and are subject to various risks and uncertainties, including, without limitation, risks of changes in interest rates on our mortgage loan production and our interest sensitive assets and liabilities; the effects of changes in interest rates on the credit risks of customers and on the mix and types of loans sought by its customers; loan loss experience and the rate of loan charge-offs; risks inherent in originating mortgage loans; loss experience arising from alleged breaches of representations and warranties provided to buyers of our mortgage loans that are sold to third parties; risks related to our execution of its new business strategy and its ability to meet the requirements for operation as a REIT; the failure of assumptions underlying the establishment of reserves for possible loan and contingency losses and other estimates; the risk that loan applications may not be indicative of loan origination volume realized in the future due to fallout from applicants not completing the application process or not closing a loan, and the other risks described in the Company's SEC reports and filings under "Special Cautionary Notice Regarding Forward Looking Statements" and "Risk Factors." You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

REIT taxable earnings is a non-GAAP financial measure. We define REIT taxable income to be REIT taxable income calculated under the Internal Revenue Code of 1986, as amended, for purposes of the REIT distribution requirement. Because of the REIT tax requirements on distributions, Company management believes that REIT taxable earnings is an additional meaningful measure to evaluate the Company's operating performance. The most comparable GAAP measure is net income (loss). REIT taxable earnings should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. HomeBanc uses REIT taxable earnings as the basis for establishing the amount of dividends payable on shares of its common stock.

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